Exhibit 99.1

Verso Corporation Reports Second Quarter 2019 Financial Results

MIAMISBURG, Ohio, Aug. 8, 2019 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the second quarter of 2019.

  Net sales of $602 million, down $42 million compared to second quarter 2018
  Net loss of $112 million, including $116 million in pre-tax charges associated with the Luke Mill closure, compared to net income of $1 million in the second quarter of 2018
  Adjusted EBITDA of $44 million lower by $7 million versus second quarter 2018

Overview

"Even though pricing for our products and mill operating performance remained favorable in the second quarter, our results were impacted by lower sales volume attributed to the continued decline in graphic paper usage by our customers, existing customer inventory overhang and increased graphic paper imports," said Verso Interim Chief Executive Officer Leslie T. Lederer. "We anticipate the balancing of supply and demand resulting from the second quarter closure of our paper mill in Luke, Maryland, along with significant announced industry conversions."

Results of Operations – Comparison of Three Months Ended June 30, 2019 to Three Months Ended June 30, 2018

	Three Months Ended June 30,		Three Month
(Dollars in millions)	2018	2019	$ Change
Net sales	$ 644	$ 602	$ (42)
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	581	540	(41)
Depreciation and amortization	28	104	76
Selling, general and administrative expenses	28	29	1
Restructuring charges	1	40	39
Other operating (income) expense	2	1	(1)
Operating income (loss)	4	(112)	(116)
Interest expense	6	1	(5)
Other (income) expense	(3)	(1)	2
Income (loss) before income taxes	1	(112)	(113)
Income tax expense	-	-	-
Net income (loss)	$ 1	$ (112)	$ (113)

Comments to Results of Operations - Comparison of Three Months Ended June 30, 2019 to Three Months Ended June 30, 2018

Net sales

Net sales for the second quarter of 2019 decreased by $42 million compared to the second quarter of 2018 as price/mix improvement was more than offset by declines in sales volume. Total company sales volume was down from 706,000 tons during the second quarter of 2018, to 646,000 tons during the second quarter of 2019, due to continued decline of graphic paper demand by our customers, the existing customer inventory overhang and increased graphic paper imports, partially offset by an increase in sales volume of specialty papers, packaging papers and market pulp.

Operating income (loss)

Operating income (loss) was a loss of $112 million for the second quarter of 2019, a decrease of $116 million when compared to operating income of $4 million for the second quarter of 2018. Eliminating the cash and non-cash charges relating to the Luke Mill closure, the second quarter 2019 operating income equaled the operating income of the second quarter of 2018 at $4 million. Improved price/mix for the second quarter of 2019 was more than offset by:

  Lower sales volume driven by a decline in graphic paper sales, partially offset by an increase in the sales volume of specialty paper, packaging paper and market pulp.
  Higher input costs driven by wood fiber and purchased pulp, partially offset by lower chemical costs and favorable weather impacts on energy costs.
  Higher operating expenses driven primarily by mill market downtime, partially offset by improved operational performance of our mill system.
  Costs associated with the closure of our Luke Mill, including $76 million of non-cash accelerated depreciation and $40 million of cash and non-cash restructuring charges.

Interest expense

Interest expense for the second quarter of 2019 decreased $5 million from the second quarter of 2018 as a result of the reduction in amounts outstanding under the ABL facility and the repayment and termination of our term loan facility in September 2018.

Other (income) expense

Other (income) expense for the second quarter of 2019 and 2018 includes income of $1 million and $3 million, respectively, associated with the non-operating components of net periodic pension cost (income).

Results of Operations – Comparison of Six Months Ended June 30, 2019 to Six Months Ended June 30, 2018

	Six Months Ended June 30,		Six Month
(Dollars in millions)	2018	2019	$ Change
Net sales	$ 1,283	$ 1,241	$ (42)
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,162	1,089	(73)
Depreciation and amortization	55	132	77
Selling, general and administrative expenses	53	53	-
Restructuring charges	2	40	38
Other operating (income) expense	2	2	-
Operating income (loss)	9	(75)	(84)
Interest expense	17	2	(15)
Other (income) expense	(7)	(2)	5
Income (loss) before income taxes	(1)	(75)	(74)
Income tax expense	-	1	1
Net income (loss)	$ (1)	$ (76)	$ (75)

Comments to Results of Operations - Comparison of Six Months Ended June 30, 2019 to Six Months Ended June 30, 2018

Net sales

Net sales for the first half of 2019 decreased $42 million compared to the first half of 2018 as price/mix improvement was more than offset by declines in sales volume. Total company sales volume was down from 1,428,000 tons during the first half of 2018, to 1,311,000 tons during the first half of 2019, due to continued decline of graphic paper demand by our customers, the existing customer inventory overhang and increased graphic paper imports, partially offset by an increase in sales volume of specialty papers, packaging papers and market pulp.

Operating income (loss)

Operating income (loss) was a loss of $75 million for the first half of 2019 compared to income of $9 million in the first half of 2018. Eliminating the cash and non-cash charges relating to the Luke Mill closure in the second quarter 2019, operating income for the first half of 2019 exceeded the operating income of the first half of 2018 by $32 million. Improved price/mix for the first half of 2019 was more than offset by:

  Lower sales volume driven by a decline in graphic paper sales, partially offset by an increase in the sales volume of specialty paper, packaging paper and market pulp.
  Higher input costs driven by higher costs of chemicals, wood fiber and purchased pulp, partially offset by favorable weather impacts on energy costs.
  Higher operating expenses driven primarily by mill market downtime and union ratification expense for signing bonuses and for the settlement of various work arrangement issues, partially offset by improved operational performance of our mill system.
  Costs associated with the closure of our Luke Mill, including $76 million of non-cash accelerated depreciation and $40 million of cash and non-cash restructuring charges.

Interest expense

Interest expense for the first half of 2019 decreased $15 million compared to the first half of 2018. Interest expense for the first half of 2018 includes $4 million in non-cash accelerated amortization of debt issuance cost and discount associated with the voluntary principal prepayments and excess cash flow payments on our prior term loan facility. The remaining decrease in interest expense resulted from the reduction in amounts outstanding under the ABL facility and the repayment and termination of our term loan facility in September 2018.

Other (income) expense

Other (income) expense for the first half of 2019 and 2018 include income of $2 million and $7 million, respectively, associated with the non-operating components of net periodic pension cost (income).

Guidance

2019 Third Quarter

  Net Sales expected to be $620-640 million
  Capital Expenditures of $34-38 million
  Maintenance expense $15-20 million less than second quarter 2019
  Cash pension funding of $17-20 million

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP.

The following table reconciles Net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

		Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)		2018	2019	2018	2019
Net income (loss)		$ 1	$ (112)	$ (1)	$ (76)
Income tax expense		-	-	-	1
Interest expense		6	1	17	2
Depreciation and amortization		28	104	55	132
EBITDA		$ 35	$ (7)	$ 71	$ 59
Adjustments to EBITDA:
	Restructuring charges (1)	1	40	2	40
	Luke Mill post-closure costs (2)	-	1	-	1
	Non-cash equity award compensation (3)	3	6	4	8
	(Gain) loss on sale or disposal of assets	-	-	-	1
	Androscoggin PM No. 3 startup costs (4)	7	-	7	-
	Post-reorganization costs (5)	2	-	2	-
	Strategic initiatives costs (6)	3	1	5	1
	Other severance costs (7)	-	2	-	2
	Other items, net (8)	-	1	1	1
Adjusted EBITDA		$ 51	$ 44	$ 92	$ 113

(1)	For 2018, charges are primarily associated with the closure of the Wickliffe Mill. For 2019, charges are primarily associated with the closure of the Luke Mill.
(2)	Costs incurred after production ceased at the Luke Mill that are not associated with product sales or restructuring activities.
(3)	Amortization of non-cash incentive compensation.
(4)	Costs incurred in connection with the upgrade of previously shuttered No. 3 paper machine and pulp line at the Androscoggin Mill.
(5)	Fees associated with our prior Chapter 11 cases.
(6)	Professional fees and other charges associated with strategic alternatives initiative.
(7)	Severance and related benefit costs not associated with restructuring activities.
(8)	Other miscellaneous adjustments.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, our guidance for the third quarter 2019 and other expectations for 2019, including the expected balancing of supply and demand. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2018 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call

Verso will host a conference call on Thursday, August 8, 2019 at 9 a.m. (EDT) to discuss second quarter 2019 financial results. Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 9791708 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and second quarter 2019 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/31226 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10133917. The replay will be available starting at 11 a.m. (EDT) Thursday, August 8, 2019, and will remain available until September 8, 2019. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 11 a.m. (EDT) Thursday, August 8, 2019, and will remain available for 120 days.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Kathi Rowzie, Vice President, Communications and Public Affairs, 937-528-3700, kathi.rowzie@versoco.com